EXHIBIT 23.2

JIMMY C.H. CHEUNG & CO. Certified Public Accountants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS
SINOHUB, INC.

We hereby consent to the incorporation by reference of our report dated February 25, 2009 on the audit of the consolidated financial statements of SinoHub, Inc. for the years ended December 31, 2008 and December 31, 2007 in this Registration Statement of SinoHub, Inc. on Form S-3 dated January 5, 2011.

We also consent to the reference to our Firm under the caption “Experts” in such prospectus.

/s/ Jimmy C.H. Cheung & Co.

JIMMY C.H. CHEUNG & CO.
Certified Public Accountants

Hong Kong
Date: January 5, 2011

304 Dominion Centre, 43 Queen’s Road East, Wanchai, Hong Kong Tel: (852) 25295500 Fax: (852) 21277660 Email : jimmy.cheung@jchcheungco.hk Website : http://www.jchcheungco.hk